Exhibit 4.7

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

VINCE HOLDING CORP.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to              Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus, dated                          , 2016 (the “Prospectus”), relating to the offering by Vince Holding Corp. (the “Company”) of non-transferable rights to subscribe for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on                          , 2016 (the “Record Date”).

Pursuant to the offering, the Company is issuing rights (the “Rights”) to subscribe for up to              shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised by the holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on                          , 2016 and ends at 5:00 p.m., New York City time, on                          , 2016, unless extended by the Company (as it may be extended, the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on the New York Stock Exchange or any other securities exchange or automated quotation system.

As described in the Prospectus, you will receive             Right for each share of Common Stock carried by us in your account on the Record Date. The Rights entitle you to purchase              shares of Common Stock at the subscription price of $         per whole share of Common Stock (the “Subscription Right”).

Holders who fully exercise their rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the “Over-Subscription Right”). The Over-Subscription Right allows a rights holder to subscribe for an additional amount equal to up to 20% of the shares of Common Stock for which such holder was otherwise entitled to subscribe. If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated pro-rata among Rights Holders who over-subscribe based on the primary subscription rights exercised.

Holders are not required to exercise any or all of their respective subscription rights.

Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in this offering.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated , 2016; and

2.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the subscription price or Notice of Guaranteed Delivery, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: +1 (855) 793-5068.